Exhibit 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410) 951-4800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

MONDAY, MAY 1, 2006

FTI CONSULTING, INC. REPORTS FIRST-QUARTER FINANCIAL RESULTS

Revenues Up 45 Percent, EBITDA Up 27 Percent, Operating Income Up 19 Percent;

EPS After Share-Based Compensation Up 24 Percent

BALTIMORE, MD, May 1, 2006—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today reported its financial results for the first quarter ended March 31, 2006.

FASB Statement No. 123 (R)

For 2006, FTI has begun to expense share-based compensation payments in accordance with Financial Accounting Standards Board Statement No.123(R). This Statement impacts, among other things, direct cost of revenues, SG&A expense, operating income, EBITDA, income tax provision, net income and earnings per share. Unless specifically stated, all financial information in this release includes share-based compensation expense for 2006 but does not include it for prior periods. First-quarter 2006 results include approximately $3.1 million of pre-tax share-based compensation expense, $0.06 per share after taxes, in accordance with the Statement, compared with $2.7 million and $0.04, respectively, of pro forma share-based compensation expense for the same period in the prior year as if Statement No.123(R) had been adopted at the beginning of 2005.

First-Quarter Results

For the first quarter of 2006, revenues rose 45.2 percent to $169.3 million compared with $116.6 million for the first quarter of the prior year. Operating income increased 18.8 percent to $27.8 million from $23.4 million in the comparable quarter last year. Earnings per diluted share in the first quarter of 2006 were $0.31 compared to $0.25 for the first quarter of 2005, a 24 percent increase, based on pro forma net income disclosed under Financial Accounting Standards Board Statement No.123(R) for the first quarter of 2005 which includes $0.04 per share of share-based compensation expense.

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Earnings from operations before interest, taxes, depreciation and amortization (EBITDA) rose 27.3 percent to $33.6 million, 19.8 percent of revenues (21.6 percent prior to the effect of Statement 123(R)), compared with EBITDA of $26.4 million, 22.6 percent of revenues, in the prior year. The company’s income tax rate, including the effect of share-based compensation, was approximately 45.6 percent for the first quarter of 2006 and approximately 42.5 percent before the effect of share-based compensation.

Commenting on the quarter, Jack Dunn, FTI’s president and chief executive officer, said, “This was a tremendously powerful quarter for our company as we continued to build upon the strong momentum we enjoyed in 2005. We experienced solid, balanced performance across all of our markets. Both our Forensic and Litigation and our Technology groups experienced particularly strong quarters, benefiting from the continuing emphasis on governance and integrity in corporate America and the increasing use of technology as a critical investigatory and litigation tool in that battle. In addition, our Compass acquisition, which closed in the quarter, also reinforced our leading position within the expanding economic consulting field, which continues to benefit not only from M&A and litigation activity, but from the worldwide concern with energy and the increasing regulatory response to it.

“Our ability to provide the best in technology combined with the best in content investigation and consulting services is helping us establish a market niche as the firm that can provide “last mile” execution. In recognition of the power of this market position, during the quarter we spent approximately $2 million in Europe to increase our presence and anticipate expanding into the Pacific Rim and South America in the near future. This quarter is a great step forward in reaching our goal of being a highly profitable, billion dollar company by the end of 2009.”

Cash flow used in operations was $37.8 million in 2006 compared with $15.5 million in the first quarter of 2005. At March 31, 2006, FTI had cash and cash equivalents of approximately $47.6 million. Total long-term debt at March 31, 2006 was $350.0 million, and no amounts were outstanding under the company’s revolving credit agreement. The company repurchased 300,000 shares of common stock during the first quarter at an average price of $28.33 per share, for an aggregate of approximately $8.5 million. In addition, the company made a payment of $6.8 million during the first quarter in final settlement of its accelerated share repurchase transaction entered into on July 28, 2005. At March 31, 2006, the remaining amount authorized under the company’s current share repurchase program was approximately $41.5 million.

Total headcount at March 31, 2006 was 1,448, and revenue-generating headcount was 1,086, an increase of more than 80 professionals from the end of 2005. Utilization of revenue-generating personnel was approximately 83 percent for the first quarter, and average rate per hour for the quarter was approximately $336.

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First-Quarter Business Segment Results

Forensic and Litigation Consulting

Revenues increased 31.8 percent to $50.1 million in the first quarter from $38.0 million for the same period in the prior year. Segment EBITDA was $13.0 million, 26.0 percent of revenues, an increase of 16.1 percent from $11.2 million, 29.4 percent of revenues, for the same period in the prior year. The prior year’s revenues and segment EBITDA have been adjusted to exclude the company’s new Technology Consulting segment. The Technology Consulting segment, which is discussed separately below, began reporting as a separate segment in 2006.

Technology Consulting

Revenues increased 130.8 percent to $27.0 million in the first quarter from $11.7 million in the same period in the prior year. Segment EBITDA was $11.0 million, 40.7 percent of revenues, an increase of 189.5 percent from $3.8 million, 32.2 percent of revenues, for the same period in the prior year.

Corporate Finance/Restructuring

Revenues were $54.1 million for the first quarter of 2006, compared with $41.5 million for the first quarter of 2005, an increase of 30.4 percent. Segment EBITDA was $14.3 million, 26.4 percent of revenues, an increase of 6.7 percent from $13.4 million, 32.2 percent of revenues, for the same period in the prior year.

Economic Consulting

Revenues were $38.1 million in the first quarter of 2006, including revenues earned from the previously announced acquisition of Competition Policy Associates, Inc. (COMPASS) at the beginning of 2006, increasing 50.0 percent from $25.4 million in the first quarter of 2005. Segment EBITDA was $8.7 million, 22.9 percent of revenues, an increase of 50.0 percent from $5.8 million, 22.8 percent of revenues, for the same period in the prior year.

Outlook for 2006

Based on results for the first quarter of 2006 and market conditions, FTI reaffirms its previously provided outlook for 2006, adjusted for its estimate of the impact of share-based compensation. Revenues are anticipated to range from $616.0 million to $640.0 million, and earnings per diluted share are anticipated to range from $1.24 to $1.33, including the impact of expensing stock options in accordance with FASB Statement No.123(R). FTI presently anticipates pre-tax share-based compensation of approximately $12.0-$13.0 million, approximately $0.21-$0.22, or 14%, per diluted share for 2006, although the anticipated amounts can not be predicted with certainty because they will depend on the levels and timing of share-based compensation that may be issued in connection with the company’s hiring, performance evaluation and retention programs and potential acquisitions, as well as the price of the company’s stock. For comparative purposes, earnings per diluted share for 2005 on a pro forma basis would have been reduced by approximately $0.18 per share, or approximately 14%, if 123(R) had been adopted at the beginning of 2005. EBITDA, including the expensing of stock options, is expected to range from $135.0 million to $141.0 million. Cash flow from operations is expected to range between $85 million and $90 million.

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Average bill rates per hour in 2006 are expected to range from $342 to $344 and utilization is anticipated to range from approximately 79 percent to 80 percent (on a 2,032 hours base). Revenue-generating headcount at the end of 2006 is anticipated to range from 1,127 to 1,155.

The accompanying table indicates anticipated results and applicable business metrics by the company’s four business segments for 2006 and is presented including the estimated impact of expensing stock options.

First-Quarter Conference Call

FTI will hold a conference call to discuss first-quarter financial results at 11:00 a.m. Eastern time on Tuesday, May 2, 2006. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the company’s website, www.fticonsulting.com.

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 25 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,400 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.

Note: Although EBITDA (excluding one-time charges) is not a measure of financial condition or performance determined in accordance with GAAP, FTI believes that it is a useful operating performance measure for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in its industry. FTI uses EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. A reconciliation of EBITDA to net earnings and EBITDA is included in the accompanying tables to this press release when reasonably available. Information relating to stock option issuances and stock prices during 2006 cannot be predicted and are not quantifiable with certainty at this time. In addition, the impact of accounting under FASB Statement 123(R) with respect to 2006 stock option issuances is not determinable with certainty at this time. Such information is not available without an unreasonable effort or otherwise. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, because the calculation of EBITDA in the maintenance covenants contained in FTI’s credit facilities is based on accounting policies in use, consistently applied from the time the indebtedness was incurred, EBITDA as a supplemental financial measure is also indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations. EBITDA for purposes of those covenants is not calculated in the same manner as it is calculated in the accompanying table.

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This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(in thousands, except per share data)

	Three Months Ended
	March 31, 2006	March 31, 2005
	(unaudited)
Revenues	$169,264	$116,614

Direct cost of revenues	95,259	64,345
Selling, general and administrative expense	43,226	28,153
Amortization of other intangible assets	2,954	749

	141,439	93,247

Operating income	27,825	23,367
Other income (expense)
Interest and other expense, net	(4,962)	(1,555)
Litigation settlements	(264)	(304)

Income from operations before income tax provision	22,599	21,508
Income tax provision	10,312	9,033

Net income	$12,287	$12,475

Earnings per common share - basic	$0.31	$0.29

Weighted average common shares outstanding - basic	39,326	42,319

Earnings per common share - diluted	$0.31	$0.29

Weighted average common shares outstanding - diluted	40,243	42,741

Supplemental Financial Data

	Three Months Ended
	March 31, 2006	March 31, 2005
	(in thousands)
EBITDA Reconciliation:
EBITDA (1)	$33,564	$26,413
Litigation settlements	264	304
Depreciation and other amortization	(3,049)	(2,601)
Amortization of other intangible assets	(2,954)	(749)

Operating income	27,825	23,367
Litigation settlements	(264)	(304)
Interest expense, net	(4,962)	(1,555)
Income tax	(10,312)	(9,033)

Net income	$12,287	$12,475

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as net income before income taxes, net interest expense, depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(in thousands)

	March 31, 2006	March 31, 2005
Operating activities
Net income	$12,287	$12,475
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and other amortization	3,049	2,601
Amortization of other intangible assets	2,954	749
Provision for (recoveries of) doubtful accounts	2,816	(580)
Non-cash stock-based compensation expense	3,713	451
Non-cash interest and other	457	1,144
Changes in operating assets and liabilities
Accounts receivable, billed and unbilled	(35,476)	(25,277)
Prepaid expenses and other assets	(10,834)	(1,511)
Accounts payable, accrued expenses and other	3,121	187
Accrued compensation	(24,291)	(8,372)
Income taxes payable	3,039	2,753
Billings in excess of services provided	1,368	(129)

Net cash used in operating activities	(37,797)	(15,509)

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs	(51,475)	(20,146)
Purchases of property and equipment	(3,237)	(4,025)
Proceeds from note receivable due from purchasers of former subsidiary	—	5,525
Change in other assets	339	10

Net cash used in investing activities	(54,373)	(18,636)

Financing activities
Purchase and retirement of common stock	(15,333)	(7,707)
Payments of long-term debt	—	(5,000)
Borrowings under revolving credit facility	—	25,000
Payments of revolving credit facility	—	(2,500)
Issuance of common stock under equity compensation plans	1,577	2,491
Income tax benefit from stock option exercises	132	—
Payments of debt financing fees, capital lease obligations and other	51	(71)

Net cash (used in) provided by financing activities	(13,573)	12,213

Net increase in cash and cash equivalents	(105,743)	(21,932)
Cash and cash equivalents, beginning of period	153,383	25,704

Cash and cash equivalents, end of period	$47,640	$3,772

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	EBITDA (1)	Margin	Utilization	Average Rate	Billable Headcount
	(in thousands)
Three Months Ended March 31, 2006
Corporate Finance/Restructuring	$54,090	$14,260	26.4%	81%	$394	333
Forensic and Litigation Consulting	50,113	13,013	26.0%	84%	$291	336
Economic Consulting	38,076	8,705	22.9%	85%	$373	219
Technology	26,985	10,954	40.6%	85%	$264	198

	$169,264	46,932	27.7%	83%	$336	1,086

Corporate expenses		(13,368)

EBITDA (1)		$33,564	19.8%

Three Months Ended March 31, 2005
Corporate Finance/Restructuring	$41,494	$13,380	32.2%	83%	$411	237
Forensic and Litigation Consulting	38,042	11,174	29.4%	78%	$285	296
Economic Consulting	25,424	5,803	22.8%	85%	$382	150
Technology	11,654	3,751	32.2%	77%	$248	102

	$116,614	34,108	29.2%	81%	$341	785

Corporate expenses		(7,695)

EBITDA (1)		$26,413	22.6%

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as net income before income taxes, net interest expense, depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2006 AND DECEMBER 31, 2005

(in thousands, except per share amounts)

	March 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$47,640	$153,383
Accounts receivable
Billed	105,906	87,947
Unbilled	78,184	56,871
Allowance for doubtful accounts and unbilled services	(18,876)	(17,330)

	165,214	127,488
Other current assets	21,771	17,264

Total current assets	234,625	298,135
Property and equipment, net	29,299	29,302
Goodwill, net	639,188	576,612
Other intangible assets, net	26,000	21,454
Other assets	42,988	33,961

Total assets	$972,100	$959,464

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$23,576	$21,762
Accrued compensation	48,392	72,688
Billings in excess of services provided	11,845	10,477

Total current liabilities	83,813	104,927
Long-term debt, less current portion	347,350	348,431
Deferred income taxes, deferred rent and other liabilities	55,651	51,837
Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 39,872 shares issued and outstanding in 2006 and 39,009 shares issued and outstanding in 2005	399	390
Additional paid-in capital	245,687	238,055
Unearned compensation	—	(11,089)
Retained earnings	239,200	226,913

Total stockholders’ equity	485,286	454,269

Total liabilities and stockholders’ equity	$972,100	$959,464

FTI CONSULTING, INC.

ADJUSTED OUTLOOK RANGE FOR 2006 BY BUSINESS SEGMENT

	Revenues	EBITDA (1)	Margin	Utilization	Average Rate	Revenue Generating Headcount
	(in thousands)			(2)	(2)
Outlook Range for 2006
From ($1.24 per share)
Forensic and Litigation	$179,000	$54,000	30.2%	76%	$305	356
Technology Consulting (2)	$71,000	23,000	32.4%	72%	$287	167
Corporate Finance/Restructuring	$215,000	64,000	29.8%	82%	$386	363
Economic Consulting	$151,000	42,000	27.8%	80%	$361	241

	$616,000	183,000	29.7%	79%	$344	1,127

Corporate expenses		48,000	7.8%

EBITDA (1)		$135,000	21.9%

To ($1.33 per share)
Forensic and Litigation	$185,000	$56,000	30.3%	77%	$302	365
Technology Consulting (2)	$78,000	26,000	33.3%	72%	$287	172
Corporate Finance/Restructuring	$224,000	66,000	29.5%	83%	$384	375
Economic Consulting	$153,000	43,000	28.1%	81%	$360	243

	$640,000	191,000	29.8%	80%	$342	1,155

Corporate expenses		50,000	7.8%

EBITDA (1)		$141,000	22.0%

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.

(2)	Utilization and Average Rate metrics do not apply to significant portions of the Technology Consulting segment.